SACO I Trust SERIES 2005-8
Aggregate Statement of Principal and Interest Distributions to Certificateholders for 2005

Class	Principal	Interest	Ending Principal Balance
A-1	15,151,964.95	1,236,853.00	157,384,035.05
A-2	15,151,964.95	685,752.79	86,239,035.05
A-3	0	535,484.70	71,145,000.00
B-1	0	108,420.18	12,078,000.00
B-2	0	72,113.47	7,887,000.00
B-3	0	78,028.72	7,887,000.00
M-1	0	398,214.63	51,761,000.00
M-2	0	83,976.45	10,845,000.00
M-3	0	117,720.44	14,789,000.00
M-4	0	79,463.54	9,859,000.00
M-5	0	68,241.13	8,380,000.00